SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by Registrant    X
Filed by a Party other than the Registrant

Check the Appropriate Box:

          Preliminary Proxy Statement
------

          Confidential, for  Use  of  the  Commission Only (as permitted by Rule
------    14a-6(e)(2))

  X       Definitive Proxy Statement
------

          Definitive Additional Materials
------

          Soliciting  Materials  Pursuant  to  ss.240.14a-11(c) or ss.240.14a-12
------


                       SIMON TRANSPORTATION SERVICES INC.
                (Name of Registrant as Specified in its Charter)

            The Simon Transportation Services Inc. Board of Directors
     (Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the Appropriate Box):

  X      No fee required
------

------   Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11


          (1)    Title of each class of securities to
                 which transaction applies:                               N/A
                                                                       ---------
          (2)    Aggregate number of securities to which
                 transaction applies:                                     N/A
                                                                       ---------
          (3)    Price per unit or other underlying value
                 of transaction computed pursuant to
                 Exchange Act Rule 0-11:                                  N/A
                                                                       ---------
          (4)    Proposed maximum aggregate value of transaction:         N/A
                                                                       ---------
          (5)    Total fee paid:                                          N/A
                                                                       ---------

          $ N/A  ---------------------------------------------------------------
                    = Amount on which filing fee is calculated

------    Fee paid previously with preliminary materials


------ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

          (1)       Amount previously paid:                             N/A
                                                                   -------------
          (2)       Form, Schedule or Registration Statement No.:       N/A
                                                                   -------------
          (3)       Filing Party:                                       N/A
                                                                   -------------
          (4)       Date Filed:                                         N/A
                                                                   -------------

                        Simon Transportation Service Inc.
                                 P.O. Box 26297
                         Salt Lake City, Utah 84126-0297
                 --------------------------------------------

                           NOTICE AND PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                         TO BE HELD ON DECEMBER 19, 1997

--------------------------------------------------------------------------------

To Our Stockholders:

         The 1997 Annual Meeting of Stockholders (the "Annual Meeting") of Simon Transportation Services Inc., a Nevada corporation (the "Company"), will be held at Simon Transportation Services Inc. corporate headquarters, 5175 South 2100 West, West Valley City, Utah 84120, at 10:00 a.m., Mountain Standard Time, on December 19, 1997, for the following purposes:

              1. To consider and act upon a proposal to elect eight (8) directors of the Company;

              2.  To   consider  and   act  upon   a  proposal  to  ratify   the
                  selection of Arthur Andersen LLP, as independent public accountants for the Company for the 1997 fiscal year;

              3. To consider and act upon a proposal to amend the Incentive Stock Plan to reserve an additional 600,000 shares of Class A Common Stock for issuance to participants and approve the issuance of options to purchase 375,000 of such shares to Company officers; and

              4.  To   consider   and  act  upon  such   other  matters  as  may
                  properly  come  before   the   meeting  and  any   adjournment
                  thereof.

         The foregoing matters are more fully described in the accompanying Proxy Statement.

         The Board of Directors has fixed the close of business on November 3, 1997, as the record date for the determination of Stockholders entitled to receive notice of and to vote at the Annual Meeting or any adjournment thereof. Shares of Common Stock may be voted at the Annual Meeting only if the holder is present at the Annual Meeting in person or by valid proxy. YOUR VOTE IS IMPORTANT. TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO PROMPTLY DATE, SIGN AND RETURN THE ACCOMPANYING PROXY IN THE ENCLOSED ENVELOPE. Returning your proxy now will not interfere with your right to attend the Annual Meeting or to vote your shares personally at the Annual Meeting, if you wish to do so. The prompt return of your proxy may save the Company additional expenses of solicitation. All Stockholders are cordially invited to attend the Annual Meeting.

                                            By Order of the Board of Directors
                                            /s/ Richard D. Simon
                                            Richard D. Simon
                                            Chairman of the Board
Salt Lake City, Utah
November 14, 1997

                        SIMON TRANSPORTATION SERVICES INC.
                              Post Office Box 26297
                          Salt Lake City, UT 84126-0297
                   --------------------------------------------

                                 PROXY STATEMENT
                       FOR ANNUAL MEETING OF STOCKHOLDERS
                          TO BE HELD DECEMBER 19, 1997

--------------------------------------------------------------------------------

         This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Simon Transportation Services Inc., a Nevada corporation (the "Company"), to be used at the 1997 Annual Meeting of Stockholders of the Company ("Annual Meeting"), which will be held at Simon Transportation Services Inc. corporate headquarters, 5175 West 2100 South, West Valley City, Utah 84120, on December 19, 1997, at 10:00 a.m. Mountain Standard Time, and any adjournment thereof. All costs of the solicitation will be borne by the Company. The approximate date of mailing this proxy statement and the enclosed form of proxy is November 14, 1997.

         The enclosed copy of the Company's annual report for the fiscal year ended September 30, 1997, is not incorporated into this Proxy Statement and is not to be deemed a part of the proxy solicitation material.

                               PROXIES AND VOTING

         Only stockholders of record at the close of business on November 3, 1997 ("Stockholders"), are entitled to vote, either in person or by valid proxy, at the Annual Meeting. Holders of Class A Common Stock are entitled to one vote for each share held. Holders of Class B Common Stock are entitled to two votes for each share held. On November 12, 1997, there were issued and outstanding 5,320,713 shares of Class A Common Stock, par value one cent ($.01), entitled to cast an aggregate 5,320,713 votes on all matters subject to a vote at the Annual Meeting, and 962,661 shares of Class B Common Stock, par value one cent ($.01), entitled to cast an aggregate 1,925,322 votes on all matters subject to a vote at the Annual Meeting. The Company has a total of 6,283,374 shares of Common Stock outstanding, entitled to cast an aggregate 7,246,035 votes on all matters subject to a vote at the Annual Meeting. The number of issued and outstanding shares excludes 400,000 shares of Class A Common Stock reserved for issuance to employees under the Company's incentive stock plan of which approximately
355,000 such shares have been granted, 4,806 have been exercised of which approximately 80,000 shares were at October 31, 1997 subject to vested but unexercised options, and 25,000 shares of Class A Common Stock reserved for issuance under the Company's Outside Director Stock Plan, of which 5,000 have been granted, 1,600 have been exercised, and 1,400 are subject to vested but unexercised options. Holders of unexercised options are not entitled to vote at the Annual Meeting. The Company has no other class of stock outstanding. Stockholders are not entitled to cumulative voting in the election of directors.

         Any Stockholder may be represented and may vote at the Annual Meeting by a proxy or proxies appointed by an instrument in writing. In the event that any such instrument in writing shall designate two (2) or more persons to act as proxies, a majority of such persons present at the meeting, or, if only one shall be present, then that one shall have and may exercise all of the powers conferred by such written instrument upon all of the persons so designated unless the instrument shall otherwise provide. No such proxy shall be valid after the expiration of six (6) months from the date of its execution, unless coupled with an interest or unless the person executing it specifies therein the length of time for which it is to continue in force, which in no case shall exceed seven (7) years from the date of its execution. Any Stockholder giving a proxy may revoke it at any time prior to its use at the Annual Meeting by filing with the Secretary of the Company a revocation of the proxy, by delivering to the Company a duly executed proxy bearing a later date, or by attending the meeting and voting in person. Subject to the above, any proxy duly executed is not revoked and continues in full force and effect until an instrument revoking it or a duly executed proxy bearing a later date is filed with the Secretary of the Company.

         Other than the election of directors, which requires a plurality of the votes cast, each matter to be submitted to the Stockholders requires the affirmative vote of a majority of the votes cast at the meeting. For purposes of determining the number of votes cast with respect to a particular matter, only those cast "For" or "Against" are included. Abstentions and broker non-votes are counted only for purposes of determining whether a quorum is present at the meeting.

                                   PROPOSAL 1
                              ELECTION OF DIRECTORS

Classified Board of Directors

         The Company's Bylaws permit the Board of Directors to establish the number of directors that comprise the Board. From the last annual meeting until May 9, 1997, the Company had four directors - Richard D. Simon, Alban B. Lang, H.J. Frazier, and Irene Warr. On May 9, 1997, the Board expanded the number of directors to eight and elected Kelle A. Simon, Lyn Simon, Sherry L. Bokovoy, and Richard D. Simon, Jr. to serve as additional directors. Subsequently, the Board of Directors unanimously amended the Bylaws to create a classified board with staggered, three-year terms. The amended Bylaws provide that the number of directors will be between three and twelve, with each class to have as nearly one-third as possible, but no fewer than one-fourth of all of directors. The number of directors constituting the entire Board of Directors was maintained at eight. The classified Board of Directors is intended to promote continuity of management and policies by preventing the entire Board from being replaced in a single year.

         Under the amended Bylaws, the Company has three classes of directors - Class I, Class II, and Class III. Following their election at the Annual Meeting, the term of Class I directors will expire at the 1998 annual meeting of stockholders, the term of Class II directors will expire at the 1999 annual meeting of stockholders, and the term of Class III directors will expire at the 2000 annual meeting of stockholders. At each election after the 1997 annual meeting, the members of each class being voted upon will be elected to three-year terms. Persons elected to vacancies resulting from an increase in the number of directors serve until the next annual meeting, while persons elected to fill vacancies not resulting from an increase in the number of directors serve the remaining term of each vacant seat.

         The Bylaw section concerning the classified board can be amended only by a vote of two-thirds of the "continuing directors" or holders of shares with two-thirds of the voting power of all outstanding voting stock. Continuing directors are directors in office prior to any person or group acquiring control of shares with the power to cast 25% or more of the votes in the election of directors (excluding any persons currently holding such power). Current directors own shares entitled to cast over 34% of the total votes of all outstanding stock. Accordingly, any amendment to this section is likely to require the support of some or all of the current directors.

Possible Antitakeover Effect

         The Board of Directors implemented the classified board to promote continuity of management and not in response to any takeover offer, share accumulation, proxy solicitation, or other similar event. The Board has no reason to believe any such event is threatened. Nevertheless, the overall effect of the classified board may be to render it more difficult to remove incumbent management, assume control of the Company, or complete a merger or tender offer without the existing Board's approval. The staggered terms necessitate that at least two annual meetings occur before a majority of directors come up for election. This may discourage certain persons who would require immediate control from proposing or proceeding with a transaction. The staggered terms also may make it more difficult for the stockholders to replace incumbent management even if they believe such action would be in their best interest. Any discouraging effect on takeover attempts (including takeovers which certain stockholders might deem in their or the Company's best interest) could potentially depress the market price of Class A Common Stock or inhibit temporary fluctuations in the market price of Class A Common Stock that otherwise could result from actual or rumored takeover attempts.

         THE   CLASSIFICATION  OF  DIRECTORS AND   IMPLEMENTATION  OF  STAGGERED
TERMS HAS ALREADY TAKEN PLACE. STOCKHOLDERS ARE NOT BEING ASKED TO VOTE TO APPROVE THE CLASSIFIED BOARD OF DIRECTORS.

Directors Nominated for Election

         Alban B. Lang, Lyn Simon, and Richard D. Simon, Jr. have been designated Class I directors. Irene Warr and Sherry L. Bokovoy have been designated Class II directors. Richard D. Simon, H. J. Frazier, and Kelle A. Simon have been designated Class III directors. In the absence of contrary instructions, each proxy will be voted for the re-election of such individuals to the indicated director classes.

Information Concerning Executive Officers and Directors

         Information concerning the names, ages, positions with the Company, tenure as a director, and business experience of the Company's executive officers and directors is set forth below. All references to experience with the Company include positions with the Company's operating subsidiary, Dick Simon Trucking, Inc., a Utah corporation. Richard D. Simon is the father of Kelle A. Simon, Lyn Simon, Sherry L. Bokovoy, and Richard D. Simon, Jr.

NAME                         AGE   POSITION                                          DIRECTOR SINCE       CLASS
----                         ---   --------                                          --------------       -----
Richard D. Simon (1)          61   Chairman of the Board, President, and                   1972             III
                                    Chief Executive Officer
Alban B. Lang                 51   Chief Financial Officer, Treasurer, and                 1988             I
                                    Secretary; Director
Kelle A. Simon                36   Vice President of Maintenance, Director                 1997             III
Lyn Simon                     33   Vice President of Sales, Director                       1997             I
Sherry L. Bokovoy             29   Assistant Secretary/Treasurer, Director                 1997             II
Richard D. Simon, Jr.         26   Vice President of Operations, Director                  1997             I
Irene Warr (1)(2)             66   Director                                                1995             II
H. J. Frazier (2)             62   Director                                                1995             III



(1)        Member of the Compensation Committee.
(2)        Member of the Audit Committee.

         Richard D. Simon founded the Company in 1955 and has served as its Chairman of the Board, President, and Chief Executive Officer since its incorporation in 1972.

         Alban B. Lang has served as Chief Financial Officer, Treasurer, and Secretary since 1992, prior to which he served as controller since 1987. Mr. Lang is a certified public accountant and holds two Bachelor of Science degrees, one in chemistry and the other in accounting, a Masters of Business
Administration degree, and a Masters degree in fuel engineering, all from the University of Utah.

         Kelle  A.  Simon  has  served  as  the  Company's   Vice  President  of
Maintenance since 1992, prior to which he served as Maintenance Director from 1986 to 1992.

         Lyn Simon has served as Vice President of Sales since 1986. From 1984 to 1986, Mr. Simon served in numerous operating positions with the Company, including implementing computer and telecommunications systems, and managing the accounts receivable, accounts payable, public relations, and fuel tax and licensing departments.

         Sherry L. Bokovoy has served as Assistant Secretary/Treasurer to the Chief Financial Officer since 1994, and has held numerous positions within the Company including supervising the human resource department, administrative and maintenance payrolls, the employee stock purchase program, and the Company store since joining the Company in 1987.

         Richard D. Simon, Jr. has served as the Company's Vice President of Operations since 1992, prior to which he served as a dispatcher and customer service representative after joining the Company in 1990.

         Irene Warr has been engaged in the private practice of law in Salt Lake City since 1957 and has represented the Company in numerous matters since 1962. Ms. Warr represents many trucking companies and has specialized in motor carrier transportation law for over 30 years.

         H. J. Frazier held various management positions with Westinghouse Electric, Inc. from 1973 until his retirement in 1993, including serving as President of Westinghouse Communities, a residential real estate development subsidiary. Prior to joining Westinghouse, Mr. Frazier practiced as an attorney. He currently serves as a director of Full House Resort, Inc., a publicly held resort and gaming properties enterprise.

Meetings and Compensation

         Board of Directors. During the fiscal year ended September 30, 1997, the Board of Directors of the Company met on three occasions. All directors attended the meetings of the Board of Directors and all of the meetings held by committees of the Board on which they served. Directors who are not employees of the Company receive an annual retainer of $5,000 plus $1,000 per meeting of the Board of Directors or a committee thereof attended by the director (if such committee meeting is held other than on the day of a Board meeting), plus reimbursement of expenses incurred in attending such Board or committee meetings. Non-employee directors also receive the annual option to purchase 1,000 shares of the Company's Class A Common Stock.

         Compensation Committee. The Compensation Committee of the Board of Directors met once during fiscal year 1997, and all members were present at such meeting. This committee reviews all aspects of compensation of the Company's executive officers and makes recommendations on such matters to the full Board of Directors. The Report of the Compensation Committee for fiscal 1997 is set forth below. See "Compensation Committee Report on Executive Compensation."

         Audit Committee. The Audit Committee, which was formed shortly after the initial public offering, did not meet during fiscal year 1997. The Audit Committee makes recommendations to the Board concerning the selection of outside auditors, reviews the Company's financial statements, reviews and discusses audit plans, audit work, internal controls, and the report and recommendations of the Company's independent auditors, and considers such other matters in relation to the external audit of the financial affairs of the Company as may be necessary or appropriate in order to facilitate accurate and timely financial reporting.

         Nominating Committee. The Board does not maintain a standing nominating committee or other committee performing similar functions.

         Compensation Committee Interlocks and Insider Participation. Ms. Warr has served on the Compensation Committee since the Company's initial public offering on November 17, 1995. She is not an officer or employee of the Company. On May 3, 1996, Richard D. Simon was appointed to serve on the Compensation Committee. The Company pays Ms. Warr $30,000 annually ($2,500 per month), provides her health insurance coverage at a cost to the Company of $130 per month, and provides an office at the Company's headquarters. Ms. Warr has served as counsel to Richard D. Simon since 1962 and the Company since its incorporation in 1972. See "Certain Transactions" for additional disclosure of transactions between the Company and its directors and executive officers.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES FOR DIRECTOR PRESENTED IN PROPOSAL 1.


                              CERTAIN TRANSACTIONS

         Sherry L. Bokovoy and Jon Bokovoy are the daughter and son-in-law of Richard D. Simon. Ms. Bokovoy is employed by the Company as assistant treasurer and assistant secretary, and Mr. Bokovoy is employed by the Company as a training and development supervisor. Ms. Bokovoy was paid an aggregate $191,850 ($93,600 in salary and $98,250 in bonus) during the 1997 fiscal year. Mr. Bokovoy was paid an aggregate $62,400 during fiscal 1997.

         For additional information concerning certain transactions involving the Company's officers and directors, see "Compensation Committee Interlocks and Insider Participation."

                             EXECUTIVE COMPENSATION

         The following table sets forth information concerning the annual and long-term compensation paid to the chief executive officer and the four other named executive officers of the Company (the "Named Officers"), for services in all capacities to the Company for the fiscal years ended September 30, 1997, 1996, and 1995.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long-Term Compensation
                                                                           -------------------------------------------
                                             Annual Compensation                 Awards               Payouts
                                   -----------------------------------------------------------------------------------
                                                                            Restricted
                                                             Other Annual     Stock    Option/    LTIP     All Other
                                            Salary   Bonus   Compensation(1) Award(s)    SAR    Payouts  Compensation(2)
Name and Principal Position          Year     ($)     ($)         ($)         (#)        ($)       ($)
----------------------------------- ------ -------- -------- -------------  ---------- -------- -------- -------------
Richard D. Simon,                    1997   348,400 163,750        -           -         -        -         2,803
  Chairman, President, and           1996   348,400    -           -           -         -        -         2,803
  Chief Executive Officer            1995   210,000    -        61,936 (3)     -         -        -         2,803

Alban B. Lang,                       1997   156,000  98,250                            27,000     -         2,803
  Chief Financial Officer,           1996   156,000    -           -           -         -        -         2,803
  Treasurer, and Secretary           1995   156,000    -        33,762         -       23,000     -         2,803

Kelle A. Simon,                      1997   156,000  98,250        -           -       27,000     -         2,803
  Vice President of Maintenance      1996   156,000    -           -           -         -        -         2,803
                                     1995   156,000    -        52,628         -       23,000     -         2,803

Lyn Simon,                           1997   156,000  98,250        -           -       27,000     -         2,803
  Vice President of Sales            1996   156,000    -           -           -         -        -         2,803
                                     1995   156,000    -        42,768         -       23,000     -         2,803

Richard D. Simon, Jr.,               1997   156,000  98,250        -           -       27,000     -         2,803
  Vice President of  Operations      1996   156,000    -           -           -         -        -         2,803
                                     1995   156,000    -        65,689         -       23,000     -         2,803





(1)Represents the value of premiums and taxes due with respect to life insurance policies that the Company has discontinued. Excludes $1,198,672 for Richard D. Simon, $74,325 for Alban B. Lang, and $80,154 for each of Kelle A. Simon, Lyn Simon, and Richard D. Simon, Jr., in S corporation distributions prior to the Company's initial public offering. Excludes $21,772 paid to Kelle A. Simon, which represents the excess of the August 1995 sale price over the April 1995 valuation of certain real estate acquired by the Company in a related company merger.

(2)Represents the amount of Company-paid health benefits.

(3) During the fiscal year ended September 30, 1995, Mr. Simon also received $532,000 in rental payments relating to certain real estate and revenue equipment leased to the Company by R. D. Simon Trucking, a company owned by Mr. Simon. Mr. Simon contributed the R. D. Simon Trucking assets, subject to related liabilities, to the Company effective April 19, 1995, and no longer leases any assets to the Company. Contemporaneously with the contribution of such assets, Mr. Simon's salary was adjusted to $348,400 annually.

         The Company granted options to purchase 108,000 shares of Class A Common Stock to the Named Officers during the fiscal year ended September 30, 1997. The following table sets forth information with respect to the Named Officers concerning the exercise and ownership of options held at September 30, 1997:


                    AGGREGATED OPTION EXERCISES AND HOLDINGS


                                                            Number of Options at 9/30/97  Value of Options at 9/30/97(1)
Name                          Shares            Value        Exercisable/Unexercisable      Exercisable/Unexercisable
------------------------------------------ ---------------- ----------------------------- -----------------------------
Richard D. Simon                 -                -                      -                             -
Alban B. Lang                    -                -                 9,200/40,800                $134,550/407,700
Kelle A. Simon                   -                -                 9,200/40,800                $134,550/407,700
Lyn Simon                        -                -                 9,200/40,800                $134,550/407,700
Richard D. Simon, Jr.            -                -                 9,200/40,800                $134,550/407,700




(1) Based on the $23.625 closing price of the Company's Class A Common Stock on September 30, 1997.

         The Company does not have a long-term incentive plan or a defined benefit or actuarial plan and has never issued any stock appreciation rights.

Employment Agreements

         The Company currently does not have any employment contracts, severance, or change-in-control agreements with any of its executive officers. However, under certain circumstances in which there is a change of control, executive officers holding outstanding stock options granted under the Plan are entitled to exercise such options notwithstanding that such options may otherwise not have been fully exercisable. The stock option grants to executive officers that would be approved under Proposal 3 also would vest in the event of a change in control, and similar rights could be extended to holders of additional awards under the Plan. See "Proposal 3 - Approval of Amendment to Incentive Stock Plan and Ratification of Stock Option Grants."

Compensation Committee Report on Executive Compensation

         The Compensation Committee believes that the Company's executive officers, including the Named Officers and the Chief Executive Officer, should be compensated at a level comparable to persons holding similar positions at peer companies, taking into account the relative size of the companies, responsibilities of the officers, experience, geographical location, and the relative performance of the Company and its peers, measured by stock performance, profit margin, and revenue and net income growth rates. In addition, the Compensation Committee will consider the attainment of specific goals that may be established for such officers from time-to-time. Corporate performance, measured by stock appreciation, is an important aspect of the executive officers' compensation, as reflected by awards to date of stock options covering 321,100 shares of Class A Common Stock to the executive officers and certain other key employees. The base salaries of all executive officers, including the Chief Executive Officer, were established prior to the Company's initial public offering and prior to any meeting of the Compensation Committee. The Compensation Committee believes that the base salaries paid to the Chief Executive Officer and other Named Officers are reasonable in comparison with other salaries in the industry. In addition to base salaries, the Chief Executive Officer and Named Officers participate in a bonus pool equal to 5 percent of earnings before provision for income taxes, subject to the achievement of financial performance goals. Accordingly, the participants' compensation is directly affected by the Company's profitability. The Named Officers other than the Chief Executive Officer have received stock option grants to link their compensation to the Company's stock price performance. The Chief Executive Officer owns approximately 15.6% of the Company's outstanding Common Stock. Therefore, his net worth is directly affected by the market value of the Company's stock.

                                                         Compensation Committee:

                                                         Irene Warr
                                                         Richard D. Simon


Section 16(a) Beneficial Ownership Reporting Compliance

         Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC"). Officers, directors, and greater than 10% stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that its officers, directors and greater than 10% beneficial owners complied with all Section 16(a) filing requirements applicable to them during the Company's preceding fiscal year.

Stock Price Performance Graph

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
            PERFORMANCE GRAPH FOR SIMON TRANSPORTATION SERVICES INC.

         The following graph compares the cumulative total stockholder return of the Company's Class A Common Stock with the cumulative total stockholder return of the NASDAQ Stock Market (U.S. Companies) and the NASDAQ Trucking & Transportation Stocks commencing November 17, 1995, and ending September 30, 1997.





                     GRAPH WAS CENTERED HERE IN PRINTED FORM




                                     Legend
Symbol      Index Description                                11/17/95     3/29/96     9/30/96     3/31/97     9/30/97
------      -----------------                                --------     -------     -------     -------     -------
__________  SIMON TRANSPORTATION SERVICES INC.                 $100.0      $123.9      $156.0      $191.5      $266.2
 . . . . --  NASDAQ Stock Market (US Companies)                 $100.0      $105.6      $118.3      $117.4      $162.4
- - - - -   CRSP Index for NASDAQ Trucking &                   $100.0      $107.1      $101.7      $106.5      $143.5
            Transportation  Stock





         The stock performance graph assumes $100 was invested on November 17, 1995, the date of the Company's initial public offering. There can be no assurance that the Company's stock performance will continue into the future with the same or similar trends depicted in the graph above. The Company will not make or endorse predictions as to future stock performance. The CRSP Index for NASDAQ Trucking & Transportation Stocks includes all publicly held truckload motor carriers traded on the NASDAQ Stock Market, as well as all NASDAQ companies within the Standard Industrial Code Classifications 3700-3799, 4200-4299, 4400-4599, and 4700-4799.

                  SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS
                                 AND MANAGEMENT

         The following table sets forth, as of October 31, 1997, the number and percentage of outstanding shares of Common Stock beneficially owned by each person known by the Company to beneficially own more than 5% of such stock, by each director, by each Named Officer of the Company, and by all directors and executive officers of the Company as a group.

----------------------------------------------------------------------------------------------------------------------
                             SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT
----------------------------------------------------------------------------------------------------------------------
                                                                             Amount & Nature of
                                                                                 Beneficial
     Title of Class                  Name of Beneficial Owner (1)               Ownership (2)     Percent of Class (3)
----------------------------------------------------------------------------------------------------------------------
     Class A Common       Richard D. Simon                                         27,578            Class A - *
     Class B Common       Richard D. Simon (4)                                    962,661           Class B - 100%
                                                                                                    Total - 15.6%
----------------------------------------------------------------------------------------------------------------------
     Class A Common       Alban B. Lang                                            85,970                1.4%
----------------------------------------------------------------------------------------------------------------------
     Class A Common       Kelle A. Simon                                           93,032                1.5%
----------------------------------------------------------------------------------------------------------------------
     Class A Common       Lyn Simon                                                88,774                1.4%
----------------------------------------------------------------------------------------------------------------------
     Class A Common       Sherry L. Bokovoy                                        88,581                1.4%
----------------------------------------------------------------------------------------------------------------------
     Class A Common       Richard D. Simon, Jr.                                    86,829                1.4%
----------------------------------------------------------------------------------------------------------------------
     Class A Common       Irene Warr                                               2,400                  *
----------------------------------------------------------------------------------------------------------------------
     Class A Common       H. J. Frazier                                            7,000                  *
----------------------------------------------------------------------------------------------------------------------
     Class A Common       Gardner Lewis Asset Management                          338,000                5.3%
----------------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------------
    Class A & Class B     All directors, executive officers and other 5%         1,780,825              28.0%
         Common           stockholders as a group (9 persons)
----------------------------------------------------------------------------------------------------------------------




* Less than one percent.

(1) The business address of Richard D. Simon, Alban B. Lang, Kelle A. Simon, Lyn Simon, Sherry L. Bokovoy, Richard D. Simon, Jr., and Irene Warr is P.O. Box 26297, Salt Lake City, Utah 84126-0297. The address of H.J. Frazier is 2700 West Sackett Drive, Park City, Utah 84098. The address of Gardner Lewis Asset Management is 285 Wilmington West Chest Pike, Chadds Ford, Pennsylvania 19317.

(2) In accordance with applicable rules under the Securities Exchange Act of 1934, as amended, the number of shares beneficially owned includes 14,600 shares of Class A Common Stock underlying options to purchase granted to each of Alban
B. Lang, Kelle A. Simon, Lyn Simon, Sherry L. Bokovoy, and Richard D. Simon, Jr. (the "Optionees") that are either currently exercisable or will become exercisable within 60 days. The 35,400 remaining shares underlying options granted to the Optionees that are not exercisable within 60 days are excluded. The shares owned also include an aggregate 47,434 shares of Class A Common Stock held in the Company's ss.401(k) Plan on behalf of Richard D. Simon (27,578 shares), Alban B. Lang (6,447 shares), Kelle A. Simon (4,990 shares), Lyn Simon (6,667 shares), and Sherry L. Bokovoy (1,752 shares). The total shares include 1,400 shares underlying stock options granted to Irene Warr and 2.000 shares underlying stock options granted to H.J. Frazier that are currently exercisable or will be exercisable within 60 days. Unless otherwise indicated all shares are owned directly.

(3) Percentage based on both Class A and Class B Common Stock and includes for purposes of this chart only the vested portion of options granted under the Company's Incentive Stock Plan and Outside Director Stock Plan.

(4) All shares are held by Richard D. Simon, Trustee of the Richard D. Simon Revocable Trust, UTAD 2/12/93, of which the four children of Richard D. Simon are the beneficiaries, subject to a life estate in favor of Valene Simon, wife of Richard D. Simon. Because the Class B Common Stock is entitled to two votes per share, Mr. Simon, as Trustee, controls 27.0% of the combined voting power of the Common Stock.

                                   PROPOSAL 2
                    RATIFICATION OF SELECTION OF INDEPENDENT
                               PUBLIC ACCOUNTANTS


         The Board of Directors has selected Arthur Andersen LLP as independent public accountants for the Company for the 1998 fiscal year. Arthur Andersen LLP has served as independent public accountants for the Company since 1988. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting with an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 2 TO RATIFY THE SELECTION OF ARTHUR ANDERSEN LLP AS INDEPENDENT PUBLIC ACCOUNTANTS FOR THE COMPANY.


                                   PROPOSAL 3
                  APPROVAL OF AMENDMENT TO INCENTIVE STOCK PLAN
                     AND RATIFICATION OF STOCK OPTION GRANTS

Description of Plan

         In May 1995, the Company's Board of Directors and stockholders adopted the Incentive Stock Plan (the "Plan") to attract and retain employees and motivate them through incentives that are aligned with the Company's goals of increased profitability and stockholder value. Awards may be in the form of incentive stock options, non-qualified stock options, restricted stock awards, or any other awards of stock consistent with the Plan's purpose. The Plan is administered by the Board of Directors. All employees are eligible for participation, and actual participants in the Plan are selected from time-to-time by the administrator. The administrator may substitute new stock options for previously granted options. No awards of incentive stock options may be made after the period under applicable provisions of the Internal Revenue Code. The Company originally reserved 400,000 shares of Class A Common Stock for issuance pursuant to the Plan, and to date has awarded options covering approximately 355,000 of such shares, including 250,000 shares to its officers other than Richard D. Simon, at prices ranging from $9.00 per share to $23.50 per share.

Plan Amendment

         The proposed Amendment to the Plan (the "Amendment") would reserve an additional 600,000 shares of Class A Common Stock for issuance, bringing the total number of shares subject to the Plan to 1,000,000. The Board of Directors has unanimously recommended approval of Proposal 3 and believes that the ability to offer additional equity incentives is important to providing compensation that aligns the interests of employees and stockholders. The Board of Directors has already voted to award options to purchase 300,000 shares to the executive officers other than Richard D. Simon. Each of the following executive officers would receive an option to purchase 75,000 shares: Alban B. Lang, Chief Financial Officer; Kelle A. Simon, Vice President of Maintenance; Lyn Simon, Vice President of Sales; and Richard D. Simon, Jr., Vice President of Operations. The Board also awarded an option to purchase 75,000 shares to Sherry
L. Bokovoy, a key employee. The proposed option grants to the executive officers and Ms. Bokovoy are granted at an exercise price equal to market value on the date of the Annual Meeting and become exercisable 20% per year on each anniversary of the Annual Meeting. The options expire if not exercised within ten years of the grant date. All of the options are contingent upon Stockholder approval of the Amendment. Therefore, if Proposal 3 is approved, current executive officers as a group will receive options to purchase 300,000 shares of Class A Common Stock. All employees, including current officers who are not executive officers, as a group, which includes Sherry L. Bokovoy only, will receive an option to purchase 75,000 shares of Class A Common Stock. The market price of the stock as of October 31, 1997, was $22.25, which results in the stock underlying the entire 600,000 shares covered by the Amendment having a market value of $13.35 million at such date and the stock underlying the options granted to the executive officers and Ms. Bokovoy having a market value of approximately $8.3 million.

Interest of Certain Persons in Matters to be Acted Upon in Proposal 3

         Alban B. Lang, Kelle A. Simon, Lyn Simon, Sherry L. Bokovoy, and Richard D. Simon, Jr. are directors of the Company and all except Ms. Bokovoy are executive officers. As directors they participated in the solicitation of proxies in favor of the proposals in this proxy statement. If the Stockholders approve Proposal 3, the Amendment would reserve an additional 600,000 shares of Class A Common Stock for issuance under the Plan and each of such individuals would receive a ten-year option to purchase 75,000 shares of Class A Common Stock at an exercise price per share equal to the market value on the date of the Annual Meeting. Accordingly, each of the named individuals has direct, material interest in the outcome of Proposal 3. The Company's Chairman, President and Chief Executive Officer, Richard D. Simon, is the father of all of the named individuals except Alban B. Lang and may be deemed to have an indirect, material interest in the outcome of Proposal 3.

Federal Income Tax Consequences for Incentive Stock Options.

         Awards may be in the form of incentive stock options, non-qualified stock options, restricted stock awards, or any other awards of stock consistent with the Plan's purpose. Options granted as incentive stock options ("ISOs") are intended to qualify under Section 422 of the Internal Revenue Code of 1986, as amended (the "Code") for special tax treatment. Neither the grant of the ISO nor the exercise of the ISO by a participant ("Optionee") will result in the recognition of taxable income to the Optionee. However, the exercise of an ISO will result in an item of tax preference to an Optionee potentially subject to the alternative minimum tax. The ultimate sale or other disposition by the Optionee of the shares obtained upon exercise of the ISO will result in capital gain or loss equal to the difference between the fair market value on the date of sale and the exercise price. The Company will not have a deduction with regard to the ISO at the time of the grant, the exercise or the ultimate sale of the shares. Notwithstanding the foregoing, if an Optionee sells or disposes of the shares prior to two years after the date of the grant of the ISO or one year after the date of the exercise, the Optionee will recognize compensation income on the sale to the extent the value on the date of exercise exceeded the exercise price. The excess of the amount received on the sale over the value on the date of exercise will be capital gain. In the case of such a disqualifying disposition of shares, the Company may deduct the amount of income recognized as compensation income. A person entitled to exercise the ISO after the death of an Optionee may sell the stock obtained on the exercise of an option at any time without regard to the normal holding requirements. In addition to the foregoing federal tax considerations, the exercise of an ISO and the ultimate sale or other disposition of the shares acquired thereby will in most cases be subject to state income taxation.

Federal Income Tax Consequences for Nonstatutory Stock Options.

         An Optionee does not realize any compensation income upon the grant of a Nonstatutory Stock Option ("NSO"). Additionally, the Company may not take a tax deduction at the time of the grant. Upon exercise of an NSO, an Optionee realizes and must report as compensation income an amount equal to the difference between the fair market value of the securities on the date of exercise and the exercise price. The Company is entitled to take a deduction at the same time and in the same amount as the Optionee reports as compensation income, provided the Company withholds federal income tax in accordance with the Code and applicable Treasury regulations. In addition to the foregoing federal tax considerations, the exercise of an Option and the ultimate sale or other disposition of the shares of Common Stock acquired thereby will in most cases be subject to state income taxation.


         THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" PROPOSAL 3 TO AMEND THE INCENTIVE STOCK PLAN TO RESERVE AN ADDITIONAL 600,000 SHARES OF CLASS A COMMON STOCK FOR ISSUANCE TO PARTICIPANTS, FOR A TOTAL OF 1,000,000 SHARES, AND TO RATIFY THE GRANT OF OPTIONS COVERING 375,000 OF SUCH SHARES TO COMPANY OFFICERS.

                              STOCKHOLDER PROPOSALS

         Stockholder proposals intended to be presented at the 1998 Annual Meeting of the Stockholders of the Company must be received by the Corporate Secretary of the Company at the Company's principal executive offices on or before July 17, 1998, to be eligible for inclusion in the Company's proxy material related to that meeting. The inclusion of any such proposals in such proxy material shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934, as amended.


                                  OTHER MATTERS

         The Board of Directors does not intend to present at the Annual Meeting any matters other than those described herein and does not presently know of any matters that will be presented by other parties.

                                              Simon Transportation Services Inc.

                                              /s/ Richard D. Simon

                                              Richard D. Simon
                                              Chairman of the Board

November 14, 1997